Exhibit 99.1

ENGLEWOOD, Colo., April 28, 2022 -- Ampio Pharmaceuticals, Inc. (NYSE American: AMPE)

Conference Call Script

Dan Stokely

Thank you, Operator. This is Dan Stokely, CFO. Welcome to Ampio Pharmaceuticals, Inc.’s April 28th conference call to provide a further update with respect to the Food and Drug Administration’s response to our AP-013 study. Our Chief Executive Officer – Mike Martino – will be speaking today. Some of our comments today contain forward-looking statements reflecting Ampio’s views about future events. Forward-looking statements may, but are not always, identified by words such as “believe”, “estimate”, “will”, “may”, “could”, “can” and other similar expressions. These matters involve risks and uncertainties that could cause Ampio’s actual results to materially differ from the content of those forward-looking statements. These risks are discussed in Ampio’s Annual Report on Form 10-K for the year ended December 31,2021 and in subsequent periodic reporting with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. Now I’ll turn the call over to Chairman and CEO, Mike Martino.

Mike Martino

Thank you, Dan, and good morning.

I’d like to talk with you this morning about the recent news that the FDA has not agreed with our use of the proposed mITT patient population to analyze efficacy data from the AP-013 trial and has not agreed that the AP-013 trial can support a BLA submission as a second pivotal trial.

So, what happened and why? What are we going to do next? Can we afford it? Let’s break down these elements in that order.

The protocol and statistical analysis plan for AP-013, as agreed in writing with the FDA in 2019, required efficacy to be demonstrated both for pain and for function in the ITT patient population. With large amounts of missing data from the impact of the Covid public health emergency on the conduct of the trial, the trial did not meet these endpoints.

To address this missing data, Ampio implemented then proposed to FDA an efficacy analysis based on mITT. The FDA’s view is that the company did not adequately seek and obtain written agreement for this major modification prior to analyzing the data and breaking the blind in September 2021.

Now, I can tell you that management at the time believed that it was acting reasonably and responsibly and did so based on the Agency’s public guidance on assessing the impact of Covid on clinical trials.

Additionally, the impact of the Covid public health emergency on clinical sites, patients, the CRO monitoring the trial, and the resulting disruptions to the conduct of the trial and amount of missing data are undeniable and unfortunate. We will never know whether AP-013 would have reached statistical significance without these confounding facts, but we believe that the Per Protocol analysis suggests that, but for the confounding pandemic, it could have been a successful trial.

As indicated in our press release, we plan to discuss with FDA the acceptability of the use of the Per Protocol population in our analysis. We and our advisors estimate the probability of success of this alternative approach to be low because FDA has rarely agreed that analysis of a Per Protocol patient population provides sufficient support for approval of a new drug, and this approach by FDA has not changed due to the impact of COVID on clinical trials. However, analysis based on the Per Protocol population results in statistically significant data showing a large treatment effect size. We owe it to the patients who enrolled in AP-013 to try to salvage this trial.

We expect to request FDA feedback via a formal meeting request later in the Summer and will provide an update in due time.

Additionally, outside the United States, we are exploring the possibility of submitting filings based on prior trials and on the Per Protocol analysis of the AP-013 data, which may mean we could gain Ampion approval in those jurisdictions without running additional clinical trials. We will update you once we have a better sense of the feasibility of this approach.

So, as I indicated in the press release, the conservative assumption and our current position is that Ampio will need to conduct another Phase 3 trial to support an Ampion BLA submission in the US. Howard Levy, our Chief Medical Officer, and our team, including outside clinical/regulatory consultants, have made substantial progress in designing a potential new Phase 3 trial. Howard and I look forward to sharing more details with you at our next quarterly call. I also look forward to introducing you to Howard on that call. Dr. Levy has been accountable for submitting and defending four successful BLAs and has supported efforts on numerous other BLAs and NDAs. He is an experienced drug developer. What we can tell you today is that we expect a new Phase 3trial to take about 23 months to complete and cost $13-$15 million.

Many of you have asked about our cash position, specifically whether Ampio will have to raise additional capital, and whether a partnership is still feasible. The short answers are: yes, we will need additional capital, and yes, we are still pursuing partnering interest.

What I can tell you today about cash is that we have sufficient cash to operate into the second half of 2023 without an additional trial, as previously guided. So, to undertake this new Phase 3 trial, we will have to operate the company for 24 months at a base burn of $1 million per month and incur trial costs of $13 to $15 million. Frankly, this context will give us a funding gap that I expect could be in the range of $10-20 million. The funding gap will largely be driven by the final trial design, and we’ll be in a better position to share specific numbers with you on our quarterly call.

I am cautiously optimistic that we can raise the needed capital to fund this trial through a strategic partnership, likely structured as a collaborative development agreement, a raise with experienced financial investors, or a combination thereof.

As long as we believe Ampion has appropriate value for clinicians, patients, and investors – and we continue to believe that today – we will do what is necessary to fund the clinical development work necessary to realize that value. As we talk today, that most likely requires another Phase 3 trial, one we believe the current team can design and execute to win.

So, it’s been a tough week. I want to acknowledge that while I have not been with Ampio as long as many of you, this recent news is no less frustrating and discouraging. At the same time, I believe Ampion is a drug that addresses a very high unmet medical need and that we can get it approved.

That concludes my comments this morning. We will be scheduling our regular quarterly conference call in the next few weeks, and we will field your questions on that call.

Until then, please contact Nic Johnson at Russo Partners with questions and comments.

Thank you for your time and support.

Investor and Media Contacts:
Russo Partners
Tony Russo or Nic Johnson
info@ampiopharma.com
tony.russo@russopartnersllc.com
nic.johnson@russopartnersllc.com